Exhibit 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Enters Into Interest Rate Swap Agreement to Fix Interest Rate on $50 Million of Debt

CINCINNATI, OH, April 2, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced that on March 27, 2013 it entered into an interest rate swap agreement with PNC Bank, National Association to effectively fix the interest rate on $50 million of borrowings under its secured revolving credit facility at 0.80% through December 2017. The current all-in rate on this tranche, including the spread, is 3.05%.

As of March 31, 2013, when including the $50 million fixed rate debt via the interest rate swap:

•	52.4% of the Company’s debt is fixed-rate debt;

•	the weighted average interest rate of all debt is 3.77%; and

•	the leverage ratio is 51.8% (calculated as total debt, less cash and cash equivalents, as a percentage of total real estate investments, at cost).

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of April 2, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 37 grocery-anchored shopping centers totaling 3,700,941 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.